Exhibit 10.16

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (this “Agreement”), is dated and effective as of 20 January, 2023 (the “Effective Date”), and is made and entered into between Heidelberg University, an institution of higher education having an address at Grabengasse 1, 69117 Heidelberg, Germany (“University”), and ANEW MEDICAL, Inc., having an address at 13576 Walnut Street, Omaha, NE, USA (“Company”) (independently “Party” and collectively the “Parties”).

BACKGROUND

A. Certain innovations relating to Modified AAV capsid polypeptides for Treatment of Muscular Diseases were made in the laboratory of Dr. Dirk Grimm (“Principal Investigator”).

B. University owns certain intellectual property rights in such innovations as listed in Exhibit A (License Schedule) to this Agreement, and University has the right to license to others certain rights to use and practice such intellectual property. University is willing to grant those rights so that University innovation may be developed for use in the public interest.

C. Company desires that University grant it a non-exclusive license under such intellectual property rights, and University is willing to grant such a non-exclusive license, on the terms set forth in this Agreement.

AGREEMENT

The Parties agree as follows:

1	DEFINITIONS

“Affiliate” shall mean and include any business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. As used in this definition of Affiliate, the term “control” of an entity means the direct or indirect ownership of at least 50% of the voting stock of such entity or the ability to otherwise control the management and policies of such entity.

“Confidential Information” means any information or materials of a Party not generally known to the public, including any information comprised of those materials and Company’s business plans or reports provided hereunder. Confidential Information does not include any information that: (a) is, or becomes, part of the public domain through no fault of receiving Party; (b) is known to receiving Party prior to the disclosure by the disclosing Party, as evidenced by documentation; (c) is publicly released as authorized under this Agreement by University or Company, its employees or agents; (d) is subsequently obtained by a Party from a Third Party who is authorized to have such information; or (e) is independently developed by a Party without reliance on any portion of the Confidential Information received from the disclosing Party and without any breach of this Agreement as evidenced by documentation.

“Distributor” means a distributor, reseller or OEM (“Distributing Entity”) to which Company (“Licensed Party”) sells a Licensed Product for resale of Licensed Product by the Distributing Entity, and where Distributing Entity has no other rights with respect to the Licensed Rights other than to resell or otherwise distribute Licensed Products (including but not limited to integrated or bundled with other products or services), and for which resale or distribution Company receives no further consideration (including but not limited to royalties and/or commissions) beyond the price for the initial sale of Licensed Product to the Distributing Entity.

“Event of Force Majeure” means an unforeseeable act that prevents or delays a Party from performing one or more of its duties under this Agreement and that is outside of the reasonable control of the Party. An Event of Force Majeure includes acts of war or of nature, insurrection and riot, and labor strikes. An Event of Force Majeure does not include a Party’s inability to obtain a Third Party’s consent to any act or omission, unless the inability was caused by a separate Event of Force Majeure.

“Field of Use” means neuromuscular disorders.

“Licensed Capsid” means 9P1 … covered by a Valid Claim.

“Licensed Patents” means (a) the patents and patent applications listed in Exhibit A1.1 (Licensed Patents), all (b) non-provisional patent applications that claim priority to any provisional patent applications in (a); (c) divisionals, continuations, and claims in continuation–in-part applications, that are entitled to claim priority to, or that share a common priority claim with, any item in (a) or (b); (d) all patents issuing from items in (a), (b), or (c); (e) extensions, renewals, substitutes, re-examinations and re-issues of any of the items in (a), (b), (c), or (d); and (f) foreign counterparts of any of the items in (a), (b), (c), (d), or (e) wherever and whenever filed.

“Licensed Product” means any pharmaceutical product containing or comprising a Licensed Capsids in any dosage form or formulation or mode of administration alone or in combination with one or more therapeutically active ingredients.

“Licensed Rights” means all rights granted to Company under Section 2 (Grant of Rights) of this Agreement, which rights exclude tangible materials of any kind.

“Net Sales” means the gross amount invoiced by Company and Affiliates to customers, Distributors, end users and other Third Parties for sales, leases, and other dispositions of Licensed Products, less the following deductions to the extent actually allowed or specifically allocated to the Licensed Product by the selling party using generally accepted accounting standards: (a) all trade, quantity, and cash discounts and refunds, (b) all credits and allowances actually granted due to rejections, returns, recalls, rebates, charge backs, volume discounts, billing errors, retroactive price reductions, (c) tariffs, duties and similar governmental charges, (d) excise, sale and use taxes, and equivalent taxes to the extent not reimbursable, and (e) freight, transport, packing, handling, and insurance charges associated with transportation, but only if separately stated on the same invoice as for the sale, lease or other disposition of the Licensed Product. On sales of Licensed Products made in other than an arm’s length transaction, or in cases where Company receives non-monetary consideration for any Licensed Product, the value of the Net Sales attributed to such transaction will be equal to the Net Sales which would have been received in an arm’s length transaction, based on sales of like quantity and quality of Licensed Products sold on or about the time of the transaction. Net Sales does not include sale, lease, disposition or other transfer of Licensed Products among or between Company, and Affiliate for the purpose of subsequent resale to a Third Party, but does include subsequent resale to such Third Party. For avoidance of doubt Net Sales are calculated on sales by Company to Distributor, and not on the subsequent sale by Distributor.

“Parties” means University and Company and “Party” means either University or Company.

“Permitted Sublicense” means any arm’s length agreement with a Third Party manufacturer or contract researcher/developer with whom Company contracts for manufacture or development of Licensed Products on Company’s behalf, and where such Third Party has no other rights with respect to the Licensed Rights other than to manufacture or develop on behalf of Company.

“Permitted Sublicensee” means a Third Party holding a Permitted Sublicense.

“Phase I Clinical Trial” shall mean a clinical trial of a Licensed Product conducted by or on behalf of Company, its Affiliates or sublicensees that generally provides for the first introduction into humans of such Licensed Product, with the primary purpose of determining metabolism and pharmacokinetic properties and side effects of such product, in a manner that is generally consistent with a clinical study prescribed by the Regulatory Authorities in any country or jurisdiction, excluding any investigator-initiated clinical trials..

“Phase III Clinical Trial” means a pivotal clinical trial of a Licensed Product with a defined dose or a set of defined doses of such Licensed Product and conducted by or on behalf of Company, its Affiliates or sublicensees on a sufficient number of subjects for ascertaining (and that is designed to ascertain) the overall risk-benefit relationship of the Licensed Product for its intended use and determining (and to determine) warnings, precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, in a manner that is generally consistent with a similar clinical study prescribed by a Regulatory Authority in a country or jurisdiction, which trial is necessary to support Regulatory Approval of such Licensed Product, excluding any investigator-initiated clinical trials.

“Sales Report” means a report in substantially the form set forth in Exhibit B (Royalty Report Form).

“Sell-Off Period” shall have the meaning as outlined in section 8.6.

“Territory” means worldwide.

“Third Party” means an individual or entity other than University and Company.

“Valid Claim” means (a) a claim in an issued, unexpired United States or granted foreign patent included in the Licensed Patents that: (i) has not been held invalid, unpatentable, or unenforceable by a decision of a court or other governmental agency of competent jurisdiction and not subject to appeal (ii)) has not been admitted to be invalid or unenforceable through reissue, inter partes review, disclaimer, or otherwise, (iii) has not been lost through an interference, reexamination, or reissue proceeding; or (b) a pending claim of a pending patent application included in the Licensed Patents.

2	LICENSE GRANT.

Subject to the terms and conditions of this Agreement:

2.1 Patent License. University hereby grants to Company a non-exclusive license under the Licensed Patents to make, have made on Company’s behalf, use, offer to sell, sell, offer to lease or lease, import, or otherwise offer to dispose of Licensed Products in the Territory in the Field of Use. Unless otherwise terminated under Section 8 (Termination), the term of this patent license will begin on the Effective Date and will continue until all Valid Claims expire or are held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

2.2 Rights to Affiliates. Company may extend rights granted to Company under this Agreement to Affiliates, provided that (a) such Affiliate is bound to perform all obligations to University of this Agreement other than making payments pursuant to Section 5 (Payments, Reimbursements, Reports, and Records), as if such Affiliate were Company, and (b) Company reports to University pursuant to Section 12.10 (Notices) that such Affiliate will be exercising rights under this Agreement prior to such Affiliate exercising any such rights under this Agreement. For avoidance of doubt, Company may perform any obligation of Affiliate on Affiliate´s behalf.

2.5 Right to sublicense. Company is only allowed to grant Permitted Sublicenses to Third Parties.

3	INTELLECTUAL PROPERTY RIGHTS.

3.1 Intellectual Property Ownership. Subject to the licenses granted in this Agreement, University shall own or control and retain all right, title and interest in any and all of its patent rights (including Licensed Patents), know-how and other intellectual property rights that are in existence and controlled by University as of the Effective Date. Company shall own or control and retain all right, title and interest in any and all of its patent rights, know-how and other intellectual property rights that are in existence and Controlled by Company as of the Effective Date.

3.2 Newly Developed Intellectual Property. All right, title and interest in any and all other inventions and intellectual property rights pertaining to the Licensed Patent or a Licensed Product that is/are developed after the Effective Date of this Agreement shall be owned (i) solely by University, if developed solely by employees, agents or independent contractors of University, or (ii) solely by Company, if developed solely by employees, agents or independent contractors of Company. For the avoidance of doubt, there is no joint development anticipated in the course of the performance of this Agreement.

3.3 Patent Prosecution, Maintenance and Defense of Licensed Patents; Costs. University shall have the right and option (but not the obligation) to file, prosecute, maintain or defend the Patent Rights pertaining to the Licensed Patents. University shall bear all costs and expenses of filing, prosecuting and maintaining the Licensed Patents.

4	COMMERCIALIZATION

Development Reports. Throughout the term of this Agreement and during the Sell-Off Period, and within 30 days of December 31st of each year, Company will deliver to University a written report of Company’s efforts and plans to develop and commercialize Licensed Capsids and to make and sell Licensed Products, including clinical development status or clinical phase of all Licensed Capsids and Licensed Products currently in development, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of reached and anticipated events and development milestones involving Licensed Capsids and Licensed Products.

5	PAYMENTS, REIMBURSEMENTS, REPORTS, AND RECORDS.

5.1 Payments. Company will deliver to University the payments specified in Section A2 (Payments) of attached Exhibit A (License Schedule). Company will make such payments by check, wire transfer, or any other mutually agreed-upon and generally accepted method of payment. Payments are non-refundable. All checks to University will be made payable to “Heidelberg University” and will be mailed to the address specified in Section 12.10 (Notices).

5.2 Currency and Checks. All computations and all payments made under this Agreement will be in Euros. All payments of this Agreement owed by Company to University are given as net values also if not explicitly mentioned. The payments do not include VAT. In addition to the given net values of this Agreement, Company shall pay University the VAT of all the payments. Any exchange fees or transfer fees related to payments under this Agreement shall be borne by Company.

5.3 Late Payments. University may charge Company a late fee for all amounts owed to University that are more than 30 days overdue. The late fee will be computed as the German base interest rate plus 5%, compounded monthly, as set forth by the Deutsche Bundesbank in the Federal Law Gazette (Bundesanzeiger) on the date on which the payment is due, of the outstanding, unpaid balance. The payment of a late fee will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

5.4 Taxes. All turnover taxes and indirect taxes, which have to be paid for any payment made under this Agreement, shall be borne by Company.

5.5 Sales Reports. By January 31st of each calendar year commencing the calendar year after the Company effects its first commercial sale of a Licensed Product and during the term of this Agreement and the Sell-Off Period, Company will deliver to University the Sales Report setting forth the number of and Net Sales amount (expressed in U.S. dollars) of all sales, leases, or other dispositions of Licensed Products made by Company during such calendar year. Included in each sales report will be the name of each Distributor, and the number and type of Licensed Product sold, leased, or otherwise provided to such Distributor. Company will deliver a written Sales Report to University even if Company is not required hereunder to pay to University a royalty payment during the calendar quarter. Throughout the term of this Agreement, Company shall provide the names and sufficient contact information to identify, any Permitted Sublicensees within 30 days of University’s request. Notwithstanding the foregoing, Company will deliver together with the Development Report (according to section 4) a comprehensive summary on Annual Maintenance Fees due depending on the number and development stage of each Licensed Product.

5.6 Books and Records. Throughout the term of this Agreement and for 5 years thereafter, Company, at its expense, will keep and maintain complete and accurate records of all use, research, development, sales, leases, and other dispositions of Licensed Products / Licensed Capsids and all other records related to this Agreement. Company shall keep separate records relating to the manufacture and selling of the Licensed Products.

5.6.1 Audit Rights. Company will permit at the request of University (not to be made more than once in any given calendar year), one or more independent, certified accountants selected by University and reasonably acceptable to Company (which acceptance shall not be unreasonably withheld or delayed) (“Accountants”) to have access to Company’s records and books of account pertaining to verify the accuracy of Payments (Exhibit A2) owed under this Agreement. Accountants’ access will be during ordinary working hours to audit Company’s records for any payment period ending prior to such request, the correctness of any Sales Report or Development Report or payment made under this Agreement, or to obtain information as to the payments due for any period in the case of failure of Company to report or make payment under the terms of this Agreement or to verify Company’s compliance with its payment obligations hereunder. Accountants will sign Company’s standard non-disclosure agreement provided it is reasonable to the industry in which Company operates.

5.6.2 Scope of Disclosure. Accountants will not disclose to University any information relating to the business of Company except that which is necessary to inform University of: (a) the accuracy or inaccuracy of Company’s Sales Reports and Payments (Section A2); (b) compliance or noncompliance by Company with the terms and conditions of this Agreement; or (c) the extent of any inaccuracy or noncompliance. A copy of the Accountants’ report will be provided to Company.

5.6.3 Accountant Copies. If Accountants believe there is an inaccuracy in any of Company’s payments or noncompliance by Company with any terms and conditions, Accountants will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

5.6.4 Costs of Audit. If Company’s payments calculated for any calendar quarter are under-reported by more than or equal to 5%, the costs of any audit and review initiated by University will be borne by Company; otherwise, University shall bear the costs of any audit initiated by University.

6	INFRINGEMENT

6.1 Notice of Third Party’s Infringement. If a Party learns of substantial, credible evidence that a Third Party is infringing on Licensed Patents, that Party will promptly deliver written notice of the possible infringement to the other Party, describing in detail all relevant information to which that Party has access or control suggesting infringement of the Licensed Patents.

6.2 Enforcement. During the term of this Agreement, University will retain full right and responsibility to secure cessation of the infringement or institute suit against the infringer, or secure acceptance of a license by University from the alleged infringer in the relevant Licensed Patents. If University, in accordance with the terms and conditions of this Agreement, chooses to institute suit against an alleged infringer, University may bring such suit in its own name and at its own expense. All license fees, royalties, damages, awards, or settlement proceeds arising from such a University-initiated action will be solely for the account of University.

6.3 No Obligation to Institute Action. University is not obligated under this Agreement to institute or prosecute a suit against any alleged infringer of the Licensed Patents.

7	LICENSED RIGHTS VALIDITY

7.1 Notice and Investigation of Third Party Challenges. If any Third Party challenges the validity or enforceability of any of the Licensed Rights, the Party having such information will immediately notify the other Party.

7.2 Third Party Actions. In the event of a Third Party legal action challenging the validity or enforceability of any of the non-exclusively Licensed Patents, University in its sole discretion will have the right but not the obligation to assume and control the sole defense of the claim at University’s expense.

7.3 Enforceability of Licensed Rights. Notwithstanding challenge by any Third Party, any Licensed Right will be enforceable under this Agreement until such Licensed Right is determined to be invalid.

8	TERMINATION

8.1 End of Term. This Agreement will expire, unless terminated earlier as provided in this Section 8 (Termination), without further action by the Parties, when all Licensed Rights have terminated pursuant to Section 2 (License Grant), and all obligations due to University based on the exercise of such Licensed Rights have been fulfilled.

8.2 Termination by University. If Company materially breaches or fails to perform one or more of its material duties under this Agreement, University may deliver to Company a written notice of default, which notice will (a) state that it is a notice of default, (b) state that University intends to terminate this Agreement if the default is not cured in 60 days, and (c) identify the material duty or duties to which such default relates. Subject to Section 12.4 (Escalation; Dispute Resolution), University may terminate this Agreement by delivering to Company a written notice of termination if the default has not been cured within 60 days of the delivery to Company of the notice of default; provided, however, if Company can reasonably demonstrate to University that it is proceeding diligently and in good faith to cure such default but cannot do so within such sixty (60) day period, University will extend such cure period for another sixty (60) day period, or such longer period approved by University.

8.3 Events of Default. University may terminate this Agreement by delivering to Company a written notice of termination at least ten (10) days prior to the date of termination if Company (i) permanently ceases operations; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that Company fails to have released within 30 days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; (iv) makes a general assignment for the benefit of creditors; or (v) if Company challenges the validity of the Licensed Patents or supports any Third Party in any such attack on the Licensed Patents.

8.4 Disputing Events of Default. Notwithstanding the foregoing, if Company disputes that a default has occurred as contemplated above or that a default has not been cured, Company may use the dispute resolution mechanism outlined in Section 12.4 (Escalation; Dispute Resolution).

8.5 Termination by Company. Company may terminate this Agreement at any time by delivering to University a written notice of termination at least hundred-twenty (120) days prior to the effective date of termination. In addition, Company may propose to terminate certain of its Licensed Patents hereunder by delivering to University a written notice of termination accompanied by a proposed written amendment to this Agreement at least sixty (60) days prior to the effective date of termination of such Licensed Patents. For clarity, such amendment will become effective upon execution of such amendment by University and Company and shall not be unreasonably withheld or delayed.

8.6 Effect of Termination. Upon termination of this Agreement, the Licensed Patents granted (including any and all rights granted under the Licensed Patents to Permitted Sublicensees) will terminate. However, no end-user rights shall terminate as a result of termination of this Agreement. Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement (including but not limited to the obligations under Section 5 (Payments, Reimbursements, Reports, and Records)) will survive termination of this Agreement. Notwithstanding any such termination of this Agreement, subject to being in compliance with Section 5 (Payments, Reimbursements, Reports, and Records) of this Agreement at the time of termination, and subject to ongoing compliance with obligations under Section 5 (Payments, Reimbursements, Reports, and Records) and Section 9 (Release, Indemnification, and Insurance), Company and Distributors may sell or otherwise dispose of existing inventory of Licensed Products for a period of 180 days after the effective date of termination of this Agreement (“Sell-Off Period”). Company will provide notification if Company, or Distributors, will be exercising their rights to continue selling inventory pursuant to the Sell-Off Period. Company, Permitted Sublicensees, and Distributors will destroy any existing Licensed Capsids in their possession, and provide written notification of said destruction to University within 180 days of either the effective date of termination or the end of the Sell-Off Period if University has been notified pursuant to the preceding sentence.

8.7 Final Report to University. Within 60 days after the end of the calendar quarter following either the expiration or termination of either this Agreement or the Sell-Off Period, whichever is later, Company will submit a final Sales Report to University. Any payment obligations accrued prior to such termination or expiration, including those incurred but not yet paid, will become due and payable at the same time as this final Sales Report is due to University.

9	RELEASE, INDEMNIFICATION, AND INSURANCE.

9.1 Company’s Release. Company hereby releases University and its regents, employees, and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (a) the manufacture, use, lease, sale, or other disposition of a Licensed Product; or (b) the assigning or Permitted Sublicensing of Company’s rights under this Agreement.

9.2 Indemnification. Company will indemnify, defend, and hold harmless University and its regents, employees, and agents (each, an “Indemnitee”) from all Third Party suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), based on University’s role in developing or licensing Licensed Patents and relating to or arising out of Company’s exercise of any rights with respect to Licensed Products and Licensed Capsids, including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to a Licensed Product (each, a “Claim”), provided that the Company will not have obligations to the extent resulting from the University’s gross negligence or willful misconduct. In the event of a Claim, the Indemnitee against whom a Claim is brought will: (a) give Company written notice of the Claim within a reasonable period of time after such Indemnitee receives notice thereof along with sufficient information for Company to identify the Claim; and (b) cooperate and provide such assistance (including, without limitation, testimony and access to documentation within the possession or control of such Indemnitee) as Company may reasonably request in connection with Company’s defense, settlement and satisfaction of the Claim. Company will pay or reimburse all costs and expenses reasonably incurred by such Indemnitee to provide any such cooperation and assistance. Any settlement that would admit liability on the part of University or that would involve any relief other than the payment of monetary damages will be subject to the approval of University, such approval not to be unreasonably withheld.

9.3 Company’s Insurance.

9.3.1 General Insurance Requirement. Throughout the term of this Agreement, or during such period as the Parties will agree in writing, Company will maintain full force and effect commercial general liability (CGL) insurance and product liability insurance, with single claim limits at an amount customary to Company’s business for activities and/or products of a similar nature. Such insurance policy will include coverage for claims that may be asserted by University against Company under Section 9.2 (Indemnification). Such insurance policy will name Heidelberg University as an additional insured and will require the insurer to deliver written notice to University at the address set forth in Section 12.10 (Notices), at least 30 days prior to the termination of the policy. Company will deliver to University a copy of the certificate of insurance for such policy.

9.3.2 Clinical Trial Liability Insurance. Within thirty (30) days prior to the initiation of human clinical trials with respect to Licensed Product(s), Company will provide to University certificates evidencing the existence and amount of clinical trials liability insurance. Company will issue irrevocable instructions to its insurance agent and to the issuing insurance company to notify University of any discontinuance or lapse of such insurance not less than 30 days prior to the time that any such discontinuance is due to become effective. Company will provide University a copy of such instructions upon their transmittal to the insurance agent and issuing insurance company. Company will further provide University, at least annually, proof of continued coverage.

10	WARRANTIES

10.1 Authority. Each Party represents and warrants to the other Party that it has full power and authority to execute, deliver, and perform this Agreement, and that no other proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Agreement.

10.2 Documents. University represents and warrants that: all University personnel, including employees, students, consultants and contractors, who University is aware as of Effective Date have contributed to the Licensed Patents as of Effective Date have either (a) been party to a for-hire relationship with University that affords University sufficient ownership of all Licensed Patents to provide this license to Company, or (b) executed assignment documents in favor of University as prescribed by University policies to provide University sufficient ownership of the Licensed Patents to provide this license to Company.

10.3 No Known Infringement. As of the Effective Date, to the best of University’s knowledge, (a) no claim has been made or is threatened charging University with infringement of, or claiming that the Licensed Patents infringe any Third Party rights; and (b) no proceedings have been instituted, or are pending or threatened, which challenge the University’s rights in respect to the Licensed Patents.

10.4 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 10.1 (AUTHORITY), 10.2 (DOCUMENTS), AND 10.3 (NO KNOWN INFRINGMENT) UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH LICENSED RIGHT AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. University innovation has been developed as part of research conducted at University. University innovation is experimental in nature and is made available “AS IS,” without obligation by University to provide accompanying services or support except as specified in this Agreement. The entire risk as to the quality and performance of University innovation is with Company.

10.5 Intellectual Property Disclaimers. University expressly disclaims any warranties concerning and makes no representations: (a) that the Licensed Patent(s) will be approved or will issue; (b) concerning the validity or scope of any Licensed Patent; or (c) that the practice of Licensed Patents, or the manufacture, use, sale, lease or other disposition of a Licensed Capsid and/or Licensed Product will not infringe or violate a Third Party’s patent, copyright, or other intellectual property right.

10.6 Future Conflicts. In the event that during the term of this Agreement new or formerly unknown facts should become known to University or Company which substantially affect the rights of Company to use Licensed Patents, both parties shall engage in good-faith negotiations regarding an appropriate adjustment of the royalties payable by Company or another appropriate adaptation of this Agreement to the then-given circumstances. This shall not apply if University is able to eliminate the then-existing conflicts. No further rights of Company shall exist in such case.

11	DAMAGES

11.1 Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (A) IN NO EVENT WILL UNIVERSITY BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT AND (B) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

11.2 Damage Cap. IN NO EVENT WILL UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO UNIVERSITY UNDER SECTION 5 (PAYMENTS, REIMBURSEMENTS, AND RECORDS). THIS LIMITATION WILL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

12	GENERAL PROVISIONS

12.1 Amendment and Waiver. This Agreement may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Agreement will be waived, and no breach excused, unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

12.2 Assignment. The rights and licenses granted by University in this Agreement are personal to Company and Company will not assign its interest or delegate its duties under this Agreement without the written consent of University, which consent will not to be unreasonably withheld or delayed; any such assignment or delegation made without written consent of University will not release Company from its obligations under this Agreement. Notwithstanding the foregoing, Company, without the prior approval of University, may assign in consideration of an Assignment Fee according to Exhibit A.2.4 all, but no less than all, of its rights and delegate all, but no less than all, of its duties under this Agreement to a Third Party provided that: (a) the assignment is made to such Third Party as a part of and in connection with an Acquisition, (b) Company obtains from such Third Party written agreement to honor all obligations under this Agreement accrued by Company before Acquisition and all obligations under this Agreement to accrue by such Third Party assignee after Acquisition, and (c) Company provides written notice to University of the Acquisition, together with a substitution of parties document or copy of the assignment confirming compliance with (b) above, no later than thirty (30) days after the close of the Acquisition. Any assignment made in violation of this Section 12.2 (Assignment) is void and will constitute an act of breach that requires remedy under Section 8.2 (Termination by University). This Agreement will inure to the benefit of Company and University and their respective permitted assignees and trustees.

12.3 Confidentiality.

12.3.1 Form of Transfer. Confidential Information may be conveyed in tangible or intangible form. Disclosing Party must clearly mark its Confidential Information “confidential”. If disclosing Party communicates Confidential Information in non-written form, it will reduce such communications to writing, clearly mark it “confidential”, and provide a copy to receiving Party within 30 days of original communication at the address in Section 12.10 (Notices). Any business information delivered by Company as required under this Agreement shall be deemed marked “confidential”, whether or not such confidential marking appears.

12.3.2 No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of five (5) years, receiving Party will not disclose or otherwise make known or available to any Third Party any disclosing Party Confidential Information, without the express prior written consent of disclosing Party. Notwithstanding the foregoing, receiving Party will be permitted to disclose Confidential Information of disclosing Party to (i) actual or potential investors, lenders, consultants, advisors, collaborators, or development partners, which disclosure will be made under conditions of confidentiality and limited use and (ii) its attorney or agent as reasonably required. In no event will receiving Party incorporate or otherwise use disclosing Party’s Confidential Information in connection with any patent application filed by or on behalf of receiving Party. Receiving Party will restrict the use of disclosing Party’s Confidential Information to uses exclusively in accordance with the terms of this Agreement. Receiving Party will use reasonable procedures to safeguard disclosing Party’s Confidential Information.

12.3.3 Disclosure as Required by Law. Either Party will have the right to disclose the other Party’s Confidential Information as required by law or valid court order, provided that such Party will inform the Party who owns such Confidential Information prior to such disclosure, will cooperate with the owner Party’s efforts to limit or avoid disclosure, and will limit the scope and recipient of disclosure to that required by such law or court order.

12.4 Escalation; Dispute Resolution. If Company disputes that (i) a default has occurred as contemplated in section 8.2 (Termination by University), or that a default has not been cured, then Company may provide University with a written dispute notice (“Dispute Notice”) prior to expiration of the 60-day cure period referenced in Section 8.2, stating the basis of Company’s disagreement with respect to such default or cure. If Company disputes that a default has occurred as contemplated in Section 8.3 (Events of Default), then Company may provide University with a Dispute Notice within thirty (30) days of University sending the notice of termination referenced in Section 8.3. Upon receipt of a Dispute Notice, University’s right to terminate this Agreement will be suspended and all rights under this Agreement will continue unaffected provided the dispute resolution process in this Section 12.4 (Escalation; Dispute Resolution) is being exercised. Any dispute will first be escalated to Company’s Chief Executive Officer or to a representative from Company’s Board of Directors, and to University’s Dean of the medical faculty of Heidelberg, representatives of which will be instructed to work in good faith to attempt to reach a mutually acceptable resolution of the dispute that would avoid termination of this Agreement. If the Parties are not able to agree on resolution of the dispute within 90 days of the Dispute Notice, then the dispute resolution process of this Section 12.4 (Escalation; Dispute Resolution) will be complete and either Party may pursue any other action that is legally available to it.

12.5 Consent and Approvals. Except as otherwise expressly provided in this Agreement, all consents or approvals required under the terms of this Agreement must be in writing and will not be unreasonably withheld or delayed.

12.6 Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and will not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable, and the word “including” shall mean “including, without limitation.”

12.7 Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination will not impair the enforceability of any of the remaining provisions hereof and the provisions will remain in full force and effect.

12.8 No Third-Party Beneficiaries. No provision of this Agreement, express or implied, confers upon any person other than the Parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicensee will have a right to enforce or seek damages under this Agreement.

12.9 Language. Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a Party elects or is required by the terms of this Agreement to deliver to the other Party will be in English.

12.10 Notice of Insolvency. If at any point during the term of this Agreement Company’s financial position substantially deteriorates or if Company plans to file for insolvency or bankruptcy, Company will notify University promptly in writing.

12.11 Notices. All notices, requests, and other communications that a Party is required or elects to deliver will be in writing and will be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below or to another address as a Party may designate by notice given under this Section 12.10 (Notices):

If to University:

Heidelberg University

Seminarstr. 2

69117 Heidelberg, Germany

c/o Abteilung 6.1; Susanne Geiselhart

email: susanne.geiselhart@zuv.uni-heidelberg.de

cc: ScienceValue.Heidelberg@med.uni-heidelberg.de

If to Company:

ANEW MEDICAL, INC.

13576 Walnut Street

Omaha, NE 68144 USA

ATTN: CEO and/or President

Email: joseph@anewmeds.com

Tel: (402) 239 5556

cc: contac@anewmeds.com

12.12 Use of University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants Company any right or license to use the name or trademarks of University or the names or identities of any member of the faculty, staff, or student body of University. Except as provided herein, Company will not use, any such trademarks, names, or identities without University’s and, as the case may be, such member’s prior written approval. Notwithstanding the foregoing, Company may provide factual information regarding the existence of this Agreement.

12.13 Relationship of Parties. In entering into, and performing their duties under, this Agreement, the Parties are acting as independent contractors and independent employers. No provision of this Agreement will create or be construed as creating a partnership, joint venture, or agency relationship between the Parties. No Party will have the authority to act for or bind the other Party in any respect.

12.14 Security Interest. In no event will Company grant, or permit any person to assert or perfect, a security interest in the Licensed Rights; however, Company may grant or permit a security interest in the Company’s rights under this Agreement.

12.15 Survival. The obligations specified in Section 5 (Payments, Reimbursements, Reports and Records) will survive termination of this Agreement provided Reports will not be required for any period in which there are no Net Sales other than the final report due under Section 8.7 (Final Report to University). The obligations and rights set forth in Section 8 (Termination); Section 9 (Release, Indemnification, and Insurance); Section 10 (Warranties); Section 11 (Damages); Section 12.3 (Confidentiality), Section 12.17 (Survival), Section 12.19 (Applicable Law) and Section 12.20 (Forum Selection) will survive the termination or expiration of this Agreement.

12.16 Collection Costs and Attorneys’ Fees. If a Party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

12.17 Applicable Law. The internal laws of the Laws of Germany will govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

12.18 Forum Selection. Any disputes, controversies or difference which may arise between the parties in relation to this Agreement shall be submitted to the exclusive jurisdictions of the ordinary courts of Mannheim, Germany. The right of University to sue Company before the court of local jurisdiction in Company’s home country shall remain unaffected.

12.19 Counterparts. This Agreement may be executed in identical counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile, scanned, or photocopied signature (and any signature duplicated in another similar manner) identical to the original will be considered an original signature.

12.20 Entire Agreement. Parties has a secrecy agreement in place dated 8st day of April 2022. This Agreement (including all attachments, exhibits, and amendments) is the final and complete understanding between the Parties concerning licensing the Licensed Patents. This Agreement supersedes any and all prior or contemporaneous negotiations, representations, and agreements, whether written or oral, concerning the Licensed Patents. Confidential Information disclosed under this Agreement will be governed by the terms of this Agreement. This Agreement may not be modified in any manner, except by written agreement signed by an authorized representative of both Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.

Heidelberg University		ANEW MEDICAL, Inc.

By:	/s/ Susanne Geiselhart	By:	/s/ Joseph Sinkule
Name:	Susanne Geiselhart	Name:	Joseph Sinkule
Title:	Director, Tech Transfer	Title:	CEO
Date:	20 January, 2023	Date:	20 January, 2023

Exhibit A

License Schedule

A1 Licensed Rights:

A1.1 Licensed Patents:

UHD’s patent application on “Modified AAV capsid polypeptides for Treatment of Muscular Diseases” claiming Myotropic AAVs (“Capsids”)

Application No.	Publication No.	Effective Filing Date	status
PCT/EP2019/060790	WO/2019/207132	26 Apr 2019	abandon
CA 3,097,375	To be assigned	26 Apr 2019	pending
US17/051,123	To be assigned	26 Apr 2019	pending
EP 19722029.6	EP 3784288	26 Apr 2019	pending
HK will be addressed via EP 62021035466.3	To be assigned
AU 2019258830	To be assigned	26 Apr 2019	pending
JP2020-560127	To be assigned	26 Apr 2019	pending
CN 201980028398.0	CN 112040988 A	26 Apr 2019	pending
EP 18169822.6	N/A	27 Apr 2018	withdrawn

A2 Payments (Section 5.1):

A2.1 Royalty Payments. Company will pay to University by January 31st each year during the term of this Agreement, and during any Sell-Off Period, royalties of 2% on Net Sales for each Licensed Product for the precedent calendar year.

A2.2 Milestone Payments.

A2.2.1 A First Milestone Payment in the amount of €150,000 (one hundred fifty thousand Euro) will be due, for each Licensed Product within 60 days of the start of Phase I Clinical Trial (first patient-first dose).

A2.2.2 A Second Milestone Payment in the amount of €200,000 (two hundred thousand Euro) will be due, for each Licensed Product within 60 days of the start of a Phase III Clinical Trial (first patient-first dose).

A3 Signing Fees. Within 60 days of the execution of this Agreement, Company will pay to University a first Signing Fee in the amount of € 50,000,- (fifty thousand Euro). Within 60 days of the First Anniversary of the execution of this Agreement, Company will pay to University a second Signing Fee in the amount of € 100,000,- (one hundred thousand Euro).

A4 Assignment Fee. Within 60 days of an Assignment according to section 12.2, Company will pay to University a one-time Assignment Fee in the amount to € 1,000,000 (one million Euro).

Exhibit B

Royalty Report Form

Date:

Company Name:

Address:

License Number:

Reporting Period:	Report Due Date:

This report must be submitted regardless of whether royalties are owed.

Please do not leave any column blank. State all information requested below.

Patent Number(s)	Product Description	Quantity Sold	Net Sales	Royalty Rate	Royalties Due

Total Royalties Due:

Report Completed by: ________________________

Telephone Number: _________________________

Email: ____________________

Please make check payable to: Heidelberg University